EXHIBIT 99.1

Contacts:
Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner
WeissCom Partners
(415) 362-5018

PHARMACYCLICS PROVIDES UPDATE OF STUDY EVALUATING XCYTRIN PLUS TAXOTERE FOR ADVANCED REFRACTORY TUMORS

Sunnyvale, Calif., -- June 7, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced early findings from a Phase 1 clinical trial of Xcytrin® (motexafin gadolinium) Injection, the company's lead cancer therapeutic candidate, in combination with Taxotere® (docetaxel) for the treatment of patients with advanced refractory tumors. The preliminary data was recently published in the proceedings of the American Society of Clinical Oncology's annual meeting.

Seven patients have been enrolled in the ongoing study including patients with metastatic cancer of the lung (3), ovary (2), prostate (1), and breast (1). Four patients receiving Xcytrin and Taxotere have achieved a partial response including two of the three patients suffering from non-small-cell lung cancer (NSCLC). All the patients had failed at least one prior treatment regimen, which in two of the responding patients included treatment with a member of the taxane family.

"This study shows the feasibility of using Xcytrin in combination with Taxotere to treat advanced refractory tumors," said Kishan Pandya, M.D., professor of medicine and oncology, James P. Wilmot Cancer Center at the University of Rochester, and principal investigator of the trial. "The preliminary findings are particularly encouraging due to the generally low response rates observed for taxane therapy alone following initial failure of routine chemotherapy. Patients with advanced refractory tumors have historically had limited therapeutic options."

The Phase 1 dose-escalating clinical trial is designed to evaluate the safety and tumor response rate for the combination of Xcytrin with Taxotere. Successive cohorts of patients are given increasing doses of Xcytrin together with a standard dose of Taxotere and treatment is repeated every 21 days.

Xcytrin is an anti-cancer agent with a novel mechanism of action that selectively concentrates in tumors and induces apoptosis (programmed cell death). Xcytrin is currently being evaluated in a randomized Phase 3 clinical trial designed to compare the effects of whole brain radiation therapy (WBRT) alone to WBRT plus Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another part of the body) in patients suffering from non-small-cell lung cancer (NSCLC). Pre-clinical models show that Xcytrin is cytotoxic to tumor cells and also enhances the cytotoxic activity of selected chemotherapies, including taxanes. Taxanes, both alone and in combination with other chemotherapy drugs, are widely used for the treatment of a broad array of solid tumors including NSCLC, ovarian, breast and prostate cancer.

"We continue to make progress with various trials evaluating Xcytrin alone and in combination with chemotherapy or radiation therapy," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "The responses observed thus far in this trial using the novel combination of Xcytrin and Taxotere are encouraging, particularly in patients with recurrent NSCLC."

About Xcytrin

Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin for the treatment of brain metastases in NSCLC patients. Xcytrin also is currently under investigation in several Phase 1 and Phase 2 clinical trials in various cancers evaluating its use as a single agent and in combination with chemotherapy and/or radiation therapy.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products in development can be found on its website at www.pcyc.com. Pharmacyclics® , Xcytrin®and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

Taxotere® is a registered trademark of Aventis.

NOTE: Other than statements of historical fact, the statements made in this press release about enrollment plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; the fact that data from preclinical studies may not necessarily be indicative of future clinical trial results; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its quarterly report on Form 10-Q for the period ended March 31, 2004. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

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